UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive proxy statement

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AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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The following is a transcript from a video presentation given by Robert J. Johnson, President and Chief Executive Officer of American Power Conversion Corporation (APC), to APC employees.

Hello, I am Rob Johnson. For the past several months I have had the privilege of serving as president and CEO of APC. It is an honor to lead this great company and work along side the talented teams we have globally. During this time, I have visited several APC locations and am anxious to visit with many more of you going forward.

As you can imagine, the time I have spent in this role has been eventful, filled with many changes and exciting events influencing the path we are on. The APC team has reacted and adapted to these situations with grace and ease, eager to take on each and every challenge as an opportunity to move our company forward - each time turning an unknown into a tremendous opportunity.

Throughout our history we have successfully navigated change because of our teams’ ability to accept it, move forward and drive for even stronger results. And I am confident we stand ready to embrace another significantly exciting change in our merger with Schneider Electric. I realize, however, that despite the success we have had capitalizing on the opportunities that change presents historically, that change itself is difficult, more so when it is combined with the uncertainty of a merger, and that is why I am speaking with you today.

I hope you share my view that APC is a great company with exceptional people and products. This year alone we have achieved many major milestones.

•	We celebrated 25 years in business.

•	We have continued to grow our business. At nearly 20 percent revenue growth in the first three quarters of 2006. And are targeting our first year of greater than 2 billion dollars in revenue.

•	And over the past few months, we have begun the difficult work of improving our profitability, an essential element of funding our business going forward.

But despite these accomplishments, there is room for improvement. Addressing your concerns about how APC operates was at the top of our management team’s priority list. Over the past few months we have committed a great deal of our time toward identifying the root cause of this concern and addressing it. In short, we hear you and we have a plan to fix it.

One of your most common requests is for more information about our business. Personally, I feel it is essential to continue an open dialogue and provide ongoing insight into our business. We recently finalized our 2007 plan, which our board of directors has approved. This plan was developed by APC, for APC and incorporates the steps your management team believes are in the best long-term interest of our business. We built this plan with a focus on our customers, a focus on our people and a focus on innovation. These are the very elements that made APC the enormously successful company it is today. They are the elements required to continue this momentum going forward.

In order for this plan to be successful each APC employee will need to understand and be well educated on the plan - something we have not done a very good job of in the past. In early 2007 we will begin global sessions to roll out the plan, educate and help you better understand what will be asked of you. I am hopeful this will better prepare us to be successful in the coming year.

At a high level, as we go forward in 2007, we will continue to drive innovation and thought leadership in the data center, while refocusing additional resources on other businesses. We have some extremely exciting and cool technologies on the horizon that will further differentiate our offering across the product areas. Our marketing and marcom teams will be fine tuning our educational efforts, focusing on vehicles that provide the best return. And from the top down we will begin implementing better planning to help simplify our business, improve customer satisfaction and make all our jobs more productive.

Each year APC establishes corporate initiatives to make broad structural improvements to our organization. I don’t think you will be surprised to hear we have identified process maturity as an area of focus. In some instances, our processes and tools to manage them are too complicated, and we don’t clearly establish responsibilities for processes. I hope you agree with me that we are not going to be able to build this company going forward without a solid process foundation. Therefore, for 2007, one of our initiatives will be to dramatically improve our ability to develop, measure, and improve our processes. We have identified more than eighty processes within APC and are currently assigning process owners to them. Our goal is that by the end of 2007 you will be able to find information about how each process works, be able to see the process metrics, and finally be able to understand how to navigate all the databases and tools and the standards we have.

At the same time, we are implementing sales and operations planning, or S&OP for short, to improve the balance between our demand and our supply chain. I suspect that just about each one of us has felt the pain of our inability to properly align these two areas. By focusing at the product line level, of which APC has nearly forty, our S&OP objective is to better align our volume while managing our product mix. To be successful, S&OP must effectively integrate cross functional teams, including sales and marketing, manufacturing, product design, finance and logistics globally. Our S&OP teams are already actively working to make this program a reality for APC. A pilot program is underway for the Symmetra PX and racks with a targeted completion date by end of the first quarter 2007. Ultimately, S&OP will drive corporate accountability while keeping the best interests of our customers in the forefront.

All of these initiatives are significant not only for our customers and our business, but for the APC employee as well. In 2007, we are excited about the possibilities available to you, the APC team. I am hopeful that you have seen evidence that we are listening and responding to your comments and concerns. We are investing in HR resources and programs at all levels of the company, and in 2007 we plan to introduce a new bonus program designed to better recognize the accomplishments of you, the APC employee.

As we look to 2007, and we work toward a merger with Schneider Electric, I feel the opportunity for us to excel as a company and individually are stronger than ever. Never before have APC employees seen the level of opportunities, resources and sales potential as will be available through the combination of our business with Schneider Electric.

From a professional standpoint this merger represents a unique and compelling opportunity for APC employees globally. I have had the pleasure to spend a significant amount of time with the Schneider Electric and MGE management team, and I am impressed with how they value their employees. They have expressed their true appreciation for the accomplishments of APC and placed a strong value on what APC brings to the future of Schneider Electric. Your achievements as part of the APC team are responsible for opening the door for greater opportunity through this merger.

To facilitate the combination of these three businesses, integration teams consisting of individuals from all three organizations have been formed around key functional processes. I personally will be leading APC’s efforts in this integration. Recently in France, these teams spent several days getting to know each other and our respective organizations -the beginning of necessary planning to ensure a smooth and seamless transition. These teams will also work to minimize the integration burden on our day to day operations so we will remain focused on running our business and meeting our customers’ needs.

What we do today is vital to our future. As you know, we have a business to run and customer demands to meet. We must continue the momentum we generated in the third quarter and remain focused on ending the year in a position of strength. By doing this we will enter into 2007 stronger and better to be able to take advantage of the new opportunities ahead of us.

Let me close by sincerely thanking you for your continued hard work, your effort and your results. I hope that you will continue to speak out about your fears, your hopes and your ideas. I personally want to thank you for your support in 2006.

I want to thank you for your time today and I look forward to seeing you soon.

Additional information relating to the merger and where to find it

APC has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors and security holders are urged to read the definitive proxy statement, which contains important information. The definitive proxy statement and other documents filed by APC with the SEC are available free of charge at the SEC’s website (www.sec.gov), APC’s website (www.apcc.com) or from APC directly by making a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735).

APC, Schneider Electric and their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Information about Schneider Electric’s directors and executive officers is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com, and also are available in a Schedule 13D that was filed by Schneider Electric with the SEC on November 6, 2006. Additional information about the interests of potential participants is included in the definitive proxy statement APC filed with the SEC.

Safe Harbor Provision

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this document that do not describe historical facts, such as statements concerning APC’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. While not exhaustive, the factors that could cause actual results to differ include the following: the ability of APC and Schneider Electric to gain regulatory and shareholder approval for the proposed merger; successful completion of the transaction within the expected timeframe; and the risks described from time to time in APC’s filings with the Securities and Exchange Commission. APC and Schneider Electric disclaim any obligation to update or revise statements contained in this news release based on new information or otherwise.